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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
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                            APPLIED MATERIALS, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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APPLIED MATERIALS

James C. Morgan
CHAIRMAN

CHIEF EXECUTIVE OFFICER

March 10, 1999
                                                                            LOGO

Dear Applied Materials Stockholder:

I am writing to urge you to vote against Item #3, the proposal to amend the Company's bylaws, which is described in the proxy materials you received for the March 31, 1999 Annual Meeting of Stockholders.

Your Board of Directors is unanimously opposed to the proposal for the following reasons:

     - The Company's stockholder rights plan was adopted in 1989 to protect Applied Materials' long-term value for all stockholders. The rights plan, scheduled to expire this June, was designed to protect stockholders by providing the Board adequate time and flexibility either to negotiate the highest possible bid from a potential acquiror or to develop alternatives that might better maximize stockholder value.

        X Recent studies by J.P. Morgan and Georgeson & Company indicate that rights plans like ours actually increase premiums paid by acquirors and do not reduce the likelihood of a tender offer being made.

     - Your Board is committed to using the rights plan responsibly and in the best interests of all stockholders.

        X The Board has demonstrated its commitment and ability to enhance stockholder value. A 1998 survey in Fortune magazine demonstrated that from 1987 to 1997 Applied Materials was ranked #1 of all Fortune 500 companies based on greatest growth in earnings per share and ranked #10 based on highest total return to investors.

        X Seven of your nine directors are independent.

     - To strengthen its commitment to stockholders, your Board has decided that if it adopts a new rights plan, this plan would be a "Three Year Independent Director Evaluation" (TIDE) plan.

        X TIDE plans, a recent innovation, direct a committee of independent directors to review the rights plan every three years and recommend improvements to the board of directors. The board of directors, a majority of whom must be independent, would have to consider these recommendations.

                                                                          (over)

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3050 Bowers Avenue                      Mailing Address:
Santa Clara, California 95054           Applied Materials, Inc.
Phone: (408) 727-5555                   P.O. Box 58039
FAX: (408) 496-6421                     Santa Clara, California 95052
Telex: 34-6332
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     - Your Board believes that the proposal, if approved, would prevent your
       Board from taking full advantage of either the existing or any new rights plan in the event the Company faces a takeover bid.

        X Your Board needs flexibility to respond to a takeover bid. Designing, in advance, a rights plan which will adequately protect long-term value for all stockholders is very difficult. Once a company becomes a target, seeking stockholder approval to extend, adopt or amend a rights plan could disrupt the effort to maximize value for stockholders.

     - Your Board believes, based upon the opinion of the Company's counsel, that the proposal, if approved, would be invalid under Delaware law.

Please vote AGAINST Item #3. Vote to keep your Board's ability to use a stockholder rights plan to protect your interest in the Company.

A new proxy card and postage paid envelope is enclosed. If you have not yet voted, or would like to change your previous vote, please sign, date and return the proxy card at your earliest convenience. If you have any questions, or need any assistance in voting your shares, please call the company assisting us in the solicitation of proxies, Innisfree M&A Incorporated, toll free at 888-750-5834.

Sincerely,

/s/ JAMES C. MORGAN
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James C. Morgan
Chairman and CEO